Global Pharm Holdings Group Completes Acquisition for a TCM Herbal Pieces Processing Plant in Anhui Province

SHENZHEN, China, July 8, 2011 /PRNewswire-Asia/ – Global Pharm Holdings Group, Inc. (OTCBB:GPHG) (“Global Pharm” or the “Company”), a China-based growing vertically integrated pharmaceutical company engaged in pharmaceutical-related products distribution and Traditional Chinese Medicine (“TCM”) herbs cultivation through its seven subsidiaries in Anhui, Jilin and Shandong provinces, today announced that, on July 5, 2011, it completed the acquisition of 100% equity interests of a TCM herbal pieces processing plant: Bozhou Xinghe Pharmaceutical Co., Ltd. (“Bozhou Xinghe”). With the completion of this acquisition, Bozhou Xinghe becomes a wholly owned subsidiary of Shandong Global Pharm Co., Ltd. (“SD Global Pharm”), a wholly owned subsidiary of the Company. Bozhou Xinghe is a Good Manufacturing Practice (GMP) certified, TCM herbal pieces processing manufacturer located in Bozhou City, the largest TCM herbs trading market in the world.

“We are very excited to welcome Bozhou Xinghe and be afforded the opportunity to add the TCM herbal processing business segment into our integrated value chain,” stated Mr. Yunlu Yin, Chief Executive Officer of Global Pharm. “This acquisition represents a direct complement to our TCM plantation business in Bozhou and Jinan city by adding up an indispensable production capacity, so that our cultivated raw herbs can be processed directly at our own plant. In addition, this facility offers us a production platform to produce TCM pharmaceutical products in the near future. This direct-processing with our stringent quality control will further guarantee our product quality, which will reward us a premium price in the market. The new plant will also allow us to customize some herbal pieces products upon distribution customers’ request, therefore, expanding our distributed product portfolio. We believe we will offer more quality products for our rapid growing sales channels.”

On July 5, 2011, the Company obtained the new business license for Bozhou Xinghe, with registered capital of RMB 20 million (approximately USD$3.1 million). Under the terms of this acquisition, the Company will pay a total consideration of up to RMB 30 million (approximately USD$4.6 million) in cash to the former shareholders of Bozhou Xinghe. RMB 20 million (approximately USD$3.1 million) of the total consideration will be paid within 15 business days after the Company receives the new business license, and the remainder of RMB 10 million (approximately USD$1.5 million) will be paid within 9 months after the Company receives the new business license.

About Bozhou Xinghe

Established in April 2009, Bozhou Xinghe Pharmaceutical Co., Ltd. is a TCM herbs processing plant located in the Industrial Park of Jiaocheng District, Bozhou city, Anhui province. Bozhou Xinghe occupies 40.5 Chinese Mu (approximately 6.7 acres), with a construction area of 14,657.9 square meters (approximately 157,776.3 square feet). On August 2010, it obtained the Pharmaceutical Good Manufacturing Practice (GMP) certificate. The production plant is filled with many advanced herbal piece processing equipment, and strictly follows the standards of TCM herbal pieces production process in order to ensure the product quality. The design processing capacity will be up to approximately 8,000 tons annually.

About Global Pharm
Global Pharm Holdings Group, Inc., a growing integrated pharmaceutical company, is engaged in pharmaceutical distribution and traditional Chinese medicine (TCM) herb planting business in the People’s Republic of China. Headquartered in Shenzhen, Global Pharm operates its pharmaceuticals distribution business through five subsidiaries, and operates its TCM herbs cultivation business through three subsidiaries located in Shandong, Anhui, and Jilin provinces. At March 31, 2011, Global Pharm owns GSP-certified, modern logistics distribution centers totally occupying approximately 237,400 square feet, manages over 9,000 inventory products and leases approximately 1,800 acres of herbal cultivation land. The Company focuses on building regional distribution channels, as well as local capillary sales network with high-margin products portfolio. Currently, its sales network covers Shandong, Jilin and Anhui provinces, as well as other developed provinces in China. Global Pharm intends to establish an integrated value chain in the pharmaceutical industry through strategic acquisitions within TCM cultivation, pharmaceutical distribution and retail sectors. Global Pharm anticipates it will achieve a solid distribution capacity and develop into a major rapid-growing and profitable pharmaceutical company. For further information, please visit the Company’s corporate website at http://www.globalpharmholdings.com.

Forward-looking Statements
Certain statements set forth in this press release contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors as they relate to our industry, our operations and results of operations, plans for future facilities, capital-expenditure plans and any businesses that we may acquire. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee  future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws,  we do not intend to update any of the forward-looking statements to conform them to actual results.

For Additional Information Contact

Global Pharm Holdings Group, Inc.
Ms. Susan Liu
Phone: +86-755-3693-9373 (Shenzhen, China)
Email: susanliu@globalpharmholdings.com

CCG Investor Relations, Inc.
Ms. Linda Salo, Account Manager
Phone: +1-646-922-0894 (New York, USA)
Email:linda.salo@ccgir.com